Exhibit 99.3
Execution Copy
PURCHASE AND SALE AGREEMENT
          THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of March 24, 2008, is by and between General Growth Properties, Inc., a Delaware corporation (“General Growth”), and MB Capital Partners III (“Investor”).
          WHEREAS, General Growth desires to sell to Investor and Investor desires to purchase from General Growth 2,445,000 shares (the “Shares”) of common stock, par value $0.01 per share, of General Growth (“Common Stock”), subject to the terms described herein.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Purchase and Sale. Subject to the terms and conditions herein set forth, Investor agrees to purchase and General Growth agrees to sell at the Closing Time (as hereinafter defined) the Shares, free and clear of all liens, encumbrances, claims and security interests, at a per share price of $36 per share.
     2. Representations And Warranties Of General Growth. General Growth hereby represents and warrants to Investor as follows:
          (a) Due Organization. General Growth is duly organized, validly existing and in good standing under the laws of the State of Delaware.
          (b) Authorization; Non-Contravention. General Growth has the requisite power and authority to enter into this Agreement and the transactions contemplated hereby and to carry out its obligations hereunder. This Agreement has been duly authorized, executed and delivered by General Growth and constitutes a valid and binding agreement enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally or by general equitable principles. Neither the execution and delivery of this Agreement, the consummation of the transactions and agreements contemplated hereby, nor compliance with the terms, conditions or provisions of this Agreement, will be a violation of any of the terms, conditions or provisions of General Growth’s charter or bylaws.
          (c) Shares. The Shares to be issued and sold by General Growth to Investor hereunder have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and non-assessable.

          (d) Registration Statement. A registration statement on Form S-3 (File No. 333-82134) (the “Registration Statement”) in respect of the Shares has been filed with the Securities and Exchange Commission (the “Commission”); the Registration Statement has been declared effective by the Commission; and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or, to General Growth’s knowledge, threatened by the Commission.
          (e) Prospectus. The prospectus supplement (together with the accompanying prospectus included in the Registration Statement and the documents incorporated by reference therein, the “Prospectus”) relating to the Shares, when filed with the Commission, will conform, in all material respects to the requirements of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, and will not, as of such filing time, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to General Growth by Investor.
     3. Public Announcements. The parties hereto will consult with each other before issuing, and provide each other with the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the reasonable consent of the other party, except as may be required by applicable law, rule or regulation, by court process or by obligations pursuant to any listing agreement with any national securities exchange so long as the other party is notified promptly by the disclosing party of such press release or public statement. For avoidance of doubt, the parties acknowledge that General Growth will file the Prospectus with the Commission with respect to the issuance of Shares and will issue a press release with respect to the issuance, but not identifying the Investor unless the Investor has consent thereto.
     4. Closing. Subject to the satisfaction of the conditions set forth in Sections 5 and 6 hereof, the purchase and sale of the Shares (the “Closing”) shall occur at 9:00 a.m. Chicago time on March 28, 2008 (such time and date being the “Closing Time”) at the offices of General Growth, at which time the parties shall make the deliveries described below:
          (a) Deliveries by General Growth. At the Closing, General Growth shall deliver or cause to be delivered the following to Investor:
(1)	the Shares to be purchased by Investor, to be delivered by DWAC to an account specified by Investor at least two business days prior to the Closing; and

(2)	an opinion of Linda J. Wight, Vice President & Associate General Counsel of General Growth, to the effect that the Shares to be issued and sold by General Growth to Investor hereunder have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and non-assessable.
          (b) Deliveries by Investor. At the Closing, Investor shall deliver or cause to be delivered to General Growth an amount of U.S. Dollars equal to $88,020,000 in accordance with the following wire instructions:
Transfer funds to:
U.S. Bank, Minneapolis
Minneapolis, MN 55402
ABA #091 000 022
For Credit to:
GGP Limited Partnership
A/C #1-731-0172-4032
Ref: Common Stock Offering
Special Instructions: Please notify Mr. Bill Hendrick at (312) 960-5287 when wire is placed.
     5. Conditions to the Obligations of General Growth. The obligations of General Growth under this Agreement are subject to the fulfillment of each of the following conditions:
          (a) Performance. Investor shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it.
          (b) Injunctions. No preliminary or permanent injunction or other final order by any United States federal or state court shall have been issued which prevents the consummation of the transactions contemplated hereby.
          (c) NYSE Listing. The Shares shall have been approved for listing on the New York Stock Exchange.
          (d) Proceeds. The aggregate offering proceeds to the Company from sales contemplated by the Prospectus shall not be less than $750 million nor in excess of $1.250 billion.
     6. Conditions to the Obligations of Investor. The obligations of Investor under this Agreement are subject to the fulfillment of each of the following conditions:
          (a) Performance. General Growth shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it.

          (b) Injunctions. No preliminary or permanent injunction or other final order by any United States federal or state court shall have been issued which prevents the consummation of the transactions contemplated hereby.
          (c) NYSE Listing. The Shares shall have been approved for listing on the New York Stock Exchange.
          (d) Proceeds. The aggregate offering proceeds to the Company from sales contemplated by the Prospectus shall not be less than $750 million nor in excess of $1.250 billion.
     7. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, assigns and affiliates.
     8. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be given by delivery, by facsimile or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:
If to General Growth:

General Growth Properties, Inc.
110 North Wacker Drive
Chicago, Illinois 60606
Attention: Bernard Freibaum
Facsimile: (312) 960-5463
with a copy to:

Attention: General Counsel
Facsimile: (312) 442-3447
If to Investor:

MB Capital Partners III
300 North Dakota Avenue, Suite 202
Sioux Falls, SD 57104
with a copy to:

Attention:	Marshall Eisenberg
Neal, Gerber & Eisenberg
2 North LaSalle, 22nd Flr.
Chicago, Illinois 60602
     9. Waiver. No party may waive any of the terms or conditions of this Agreement, nor may this Agreement be amended or modified, except by a duly signed writing referring to the specific provision to be waived, amended or modified.

     10. Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their affiliates.
     11. Expenses. Except as otherwise expressly contemplated herein to the contrary, regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.
     12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.
* * * * *

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first executed.
GENERAL GROWTH PROPERTIES, INC.

By:	/s/ Bernard Freibaum
	Name:	Bernard Freibaum
	Title:	Executive Vice President

MB CAPITAL PARTNERS III
By:	/s/ E. Michael Greaves
	Name:	E. Michael Greaves
	Title:	Vice President & Cashier